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                                                                    EXHIBIT 99.1

Press Release

SOURCE: Meteor Industries, Inc.

Meteor Industries, Inc. Completes Merger with Active IQ Technologies, Inc.

DENVER, May 1 /PRNewswire/ -- Meteor Industries, Inc. (Nasdaq: METR - news, METRW - news) today announced it has completed its previously announced merger with Active IQ Technologies, Inc. (Nasdaq: AIQT - news). In a related and concurrent action, Meteor Industries announced that it has completed the sale of its operating business to its major shareholder, Capco Energy, Inc. (OTC Bulletin Board: CPEG - news).

Under the terms of the merger, Meteor Industries issued new shares of common stock and warrants in exchange for all of the equity of Active IQ, such that Active IQ shareholders own approximately 50% of the merged company. Nasdaq trading under the symbol METR will cease effective April 30, 2001, and shares of the merged entity will commence trading May 1, 2001 under the symbol AIQT.

Active IQ CEO, Kenneth Brimmer, commented, "We are pleased to have completed this important financing transaction. Active IQ is now positioned with approximately $5 million in cash to execute its business plan."

About Meteor Industries, Inc.

Meteor's present operating business is the distribution of refined petroleum products. Meteor's primary operations are in the Western United States. In April 2000, the company announced it would review strategic alternatives away from its historical business with the goal of enhancing shareholder value.

About Active IQ Technologies, Inc.

Active IQ Technologies, Inc. (www.activeiq.com) is headquartered in Minneapolis, with offices in Boston and Las Vegas. Active IQ Technologies provides products and services that address the eBusiness needs of small and medium-sized organizations. The company's Epoxy Network is a service-based solution that provides fully integrated eBusiness solutions to existing legacy applications.

About Capco Energy, Inc.

Capco, located in Orange, Calif., is a 20-year-old public energy company. The company's business is to explore, develop and produce oil and gas efficiently and secure strategic acquisitions, which enables the company to achieve its objectives. Capco currently holds investments in shares of various publicly traded companies, real estate assets and producing oil and gas properties.

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 of the Securities and Exchange Act of 1934, as amended, concerning possible acquisition activities, all of which are based upon the current status of the Company's negotiation and assumption made by management, and are not intended to represent actual descriptions or predictions of the future.